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                               CLINICAL TRIAL AGREEMENT

     Agreement made this 17th day of 1998, ("Effective date") between The General Hospital corporation, a not for profit corporation doing business as Massachusetts General -Hospital, having a principal place of business at Fruit Street, Boston, Massachusetts 02114 ("General"), R. Rox Anderson, M.D., Department of Dermatology, Massachusetts General Hospital, Boston, Massachusetts 02114 ("Principal Investigator") and Laser Photonics, Inc. a corporation having an office at 6865 Flanders Drive, Suite G, San Diego, CA 92121, ("Company").

     All of the parties to this Agreement share a common mission of improving the public health by engaging in research for the purpose of discovering and making available to the public new and improved medical drugs and devices. In connection with this mission, Company desires to have further clinical research conducted on its device described below. General and Principal Investigator, having particular expertise and opportunity, desire to provide this research. Accordingly, the parties agree as follows:

     SECTION 1. STUDY PERFORMANCE.

     1.1   PROTOCOL.     Subject to approval of the Study pursuant to Section
1.2 below, Principal Investigator agrees to conduct, to the extent funds are made available hereunder, a clinical study of a 308nm Excimer Laser manufactured by Acculase, Inc., a subsidiary of Laser Photonics, Inc. (hereinafter referred to as the "Study Device") in accordance with the study protocol entitled "308nm Excimer Laser for the Treatment of Psoriasis," a copy of which is attached hereto as Exhibit A (hereinafter referred to as the "Study"). In the event of any conflict between Exhibit A and the provisions of this Agreement, the provisions of this Agreement shall govern.

     1.2 STUDY REVIEW. Principal Investigator shall conduct the Study at General with the prior approval and ongoing review, of all appropriate and necessary review authorities and in accordance with all applicable federal, state, and local laws. and regulations. Principal Investigator shall provide Company with written evidence of review and approval of this Study by General's Institutional Review Board ("IRB") prior to the initiation of the Study and shall inform Company of the IRB's continuing review promptly after such review takes place, which shall be at least once per year. All volunteers shall meet the legal age requirements of the Commonwealth of Massachusetts, the state in which the Study is to be conducted.

     1.3 STUDY DEVICE. Company shall provide General, at no charge, with no more than three Study Devices for the Study. The General and Principal Investigator shall safeguard such Study Device with the degree of care used for its own property. Upon completion or termination of the Study and upon Company's request, General shall return or other-wise dispose of any remaining Study Device in accordance with Company's instructions. General and Principal Investigator shall not use any Study Device for any purpose other than the Study, unless otherwise agreed.

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     SECTION 2: RESULTS OF THE STUDY

     2.1 OWNERSHIP OF RECORDS, DATA AND INTELLECTUAL PROPERTY. Company shall (own) its case report forms and the data resulting from the Study. General shall own its medical records, research notebooks, and related documentation and any intellectual property resulting from the Study subject to the option granted to Company to license Inventions in Section 2.3 below. General shall have the right to use the data for research, educational, and patient care purposes as well as to comply with any federal, state, or local governments laws or regulations. Notwithstanding the above, Company shall not use any patient names, identifying information, photographs, or other likenesses without first obtaining the specific written informed consent of such patient for such use.

     2.2 PUBLICATION. The Principal Investigator shall be free to publish the results of the Study subject only to the provisions of Section 3 regarding Company's Proprietary Information. The Principal Investigator shall furnish Company with a copy of any proposed publication for review and comment prior to submission for publication, at least thirty (30) days prior to submission for manuscripts and at least seven (7) days prior to submission for abstracts. At the expiration of such thirty (30) day or seven (7) day period, Principal Investigator may proceed with submission for publication provided, however, that upon notice by Company that Company reasonably believes a patent application claiming an Invention (as defined in Section 2.3) should be filed prior to such publication, such publication shall be delayed for an additional thirty (30) days or until any patent application or applications have been filed, whichever shall first occur. In no event shall the submission of such publication of results be delayed for more than sixty (60) days for manuscripts and for more than thirty-seven (37) days for abstracts from the date such proposed publication was received by Company, at the end of said sixty (60) or thirty seven (37) days, the Principal Investigator shall be free to publish such results as proposed.

     2.3   INVENTIONS.

           (a) Subject to the terms of Paragraph 2.3 (b)(g) below, the Principal Investigator and any other General personnel performing the Study under his direction who makes an invention which constitutes a new use of or modification of the Study Device in the performance of the Study ("Invention") shall promptly report and assign such Invention to General. General shall promptly disclose, in writing, any Inventions to Company. Within thirty (30) days of such disclosure, Company shall notify General, in writing, whether it elects to have General file a patent application claiming the Invention.

           (b) In the event of joint inventorship under the Study of a new use of or modification of the Study Device between Investigators and/or personnel from General and personnel from Company ("Joint Invention"), such Investigators and/or personnel shall assign all of their rights, title and interest in the Joint Invention to General and such personnel from Company shall assign all of their rights, title and interest in the Joint Invention to Company, and the Joint Invention shall be deemed Jointly owned. Promptly after disclosure of the invention, the

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parties shall then mutually agree as to whether an application for the Joint
Invention shall be filed.

           (c) As to any patent applications prepared and/or filed under either paragraphs (a) or (b) above, Company shall have and is hereby given by General an exclusive option, for a period of ninety (90) days following the disclosure of such invention, to seek either (1) a worldwide, exclusive or non-exclusive license for inventions in which General personnel are the sole named inventors; or (2) a worldwide, exclusive license for General's rights in any Joint Inventions. Exercise of Company's option shall be provided in writing to General.

           (d) In the event Company exercises its option under Paragraph 2.3(c) above, the Parties shall have ninety (90) days from the date of Company's notice to negotiate in good faith a license agreement containing license terms standard for agreements between universities and industry, which may include payment of reasonable royalties and other compensation to General, objective, time limited due diligence provisions for the development, commercialization and marketing of a product embodying the invention and product liability indemnification and insurance requirements which are acceptable to General's liability insurance carrier. In the event the parties are unable to reach agreement on the terms of a license under this paragraph, General shall then have the right to license its rights to any third party, provided however, that no license to a third party shall be agreed to by General on terms more favorable than those terms last offered to Company.

           (e) Notwithstanding the above paragraphs of this section 2, in the event there is an invention under the Study, either solely by General personnel or jointly by General and Company personnel, that is: (1) directed to an optimal dosage, protocol and/or device configuration for treating psoriasis using ultraviolet radiation in the manner such radiation is generated by Company's Study Device and (2) that would not come within the definition of "Patent Right" as set forth in the License Agreement dated November 26, 1997 between the parties, it is agreed that Company shall be given a paid up worldwide exclusive license to such invention and that payment by Company for the Study and for all patent preparation and filing costs for such invention shall constitute the consideration for the paid up license.

           (f) It is agreed that for any patent application under which Company is the licensee, Company shall pay all reasonable fees and costs associated with the preparation and prosecution of such application, provided however, that the parties shall mutually select the attorneys for such application and that General shall keep Company promptly apprised of all proceedings in connection with the application and Company shall have the right to review and approve all submissions made during said filing and prosecution.

           (g) In the event the Parties do not come to an agreement as to the terms of a license under Paragraphs 2.3 (a)(d), Company shall no longer have responsibility to further any further fees and costs associated with the filing and prosecution of the application, and, in the event General enters into an agreement with third party for such application, Company shall be reimbursed for the fees and costs Company previously paid.

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     2.4   USE OF NAME.  Except for disclosure by General of Company's support-t for the Study in publications, no party to this Agreement shall use the name of any other party or of any staff member, employee or student of any other party or any adaptation, acronym or name by which any party is commonly known, in any advertising, promotional, or sales literature or in any publicity without the prior written approval of the party or individual whose name is to be used. For General, such approval shall be obtained from the Director of Public Affairs and for Company, from Mr. Chaim Markheim.

     2.5   STUDY RECORDS.     General shall make Study records available to
Company representatives upon request for comparison with case report forms. General shall also make such records available upon reasonable request for review by representatives of the U.S. Food and Drug Administration. General shall retain records of the Study including either the original or a copy of all volunteer consent forms in conformance with applicable federal regulations. Company shall notify Principal Investigator of the date a premarket approval application (PMA) is approved for the Study Devices; or if the application is not approved, Company shall notify Principal Investigator when all clinical investigations have been discontinued and the FDA notified.

     SECTION 3: COMPANY PROPRIETARY INFORMATION

     3.1 It is anticipated that in the performance of the Study, Company shall provide to General, Principal Investigator, and other General personnel who are designated in writing by the Principal Investigator as being authorized to receive Proprietary Information, and who agree in writing to the following confidentiality obligations (each such institution or person individually referred to in this Section 3.1 as a "Recipient" and collectively as "Recipients"), or shall give Recipients access to, certain information which Company considers proprietary. The rights and obligations of the parties with respect to such information are as follows:

           (a) For the purposes of this Agreement, "Proprietary Information" refers to information of any kind which is disclosed by Company to a Recipient and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that proprietary information must be provided visually or orally, obligations of confidence shall attach only to that information which is confirmed by Company in writing with the (10) working days as being confidential.

           (b) For a period of five (5) years after the Effective Date of this Agreement, each Recipient agrees to use reasonable efforts, no less than the protection given their own confidential information, to use Proprietary Information received from Company and accepted by the Recipient only in accordance with this Section 3. 1 (b).

                 (i) Each Recipient shall use Company's Proprietary Information solely for the purposes of conducting the Study, obtaining any required review of the Study or its conduct, or ensuring, proper medical treatment of any patient or subject. Each Recipient agrees to make Proprietary Information available only to those employees and students of General who

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require access to it in the performance of this Study and to inform them of the confidential nature of such information.

                 (ii) Except as provided in subsection 3.1(b)(1), each Recipient shall keep all Proprietary Information confidential unless Company gives specific written consent for release.

                 (iii) If any Recipient becomes aware of any disclosure not authorized hereunder, that Recipient shall notify Company and take reasonable steps to prevent any further disclosure or unauthorized use.

           (c) No Recipient shall be required to treat any information as Proprietary Information under this Agreement in the event: (1) it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of any Recipient; (ii) it was known to any Recipient prior to the date of disclosure or becomes known to any Recipient thereafter from a third party having an apparent bona fide right to disclose the information; (iii) i it is disclosed by any Recipient in accordance with the terms of Company's prior written approval; (iv) it is disclosed by Company without restriction on further disclosure; (v) it is independently developed by any Recipient; or, (vi) any Recipient is obligated to produce it pursuant to an order of a court of competent jurisdiction or a facially valid administrative, Congressional, or other subpoena, provided that the Recipient subject to the order or subpoena (a) promptly notifies Company and (B) cooperates reasonably with Company's efforts to contest or limit the scope of such order.

     SECTION 4: BUDGET

     4.1 Company agrees to support this Study with a research grant of One Hundred Fifty Nine Thousand Six Hundred Twenty Five Dollars ($159,625.00) with includes indirect costs in the amount of Thirty One Thousand Nine Hundred Twenty Five Dollars ($31,925.00) computed at a rate of 25% of total direct costs, payable to General as follows:

     Fifty Thousand Dollars ($50,000.00) upon execution of this Agreement;

     Sixty Thousand Dollars ($60,000.00) upon enrollment/completion of eight (8) subjects; and,

     Forty Nine Thousand Six Hundred Twenty Five Dollars ($49,625.00) upon completion of no less than twelve (12) fully available subjects and submission of all completed case report forms.

     4.2 Checks should be made payable to "The General Hospital Corporation" and sent, along with a letter indicating the name of the Principal Investigator and the specific clinical trial agreement for which the funds are intended, to:

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     Financial Control Coordinator
     Research Finance
     Massachusetts General Hospital
     Thirteenth Street, Building 149, Suite 1115
     Charlestown, MA 02129

     SECTION 5: TERM AND TERMINATION

     5.1 The term of this Agreement shall be until the completion of the Study, which is anticipated to be one (1) year from the Effective Date, unless terminated in accordance with Section 5.2.

     5.2 Any party hereto shall have the right to terminate the Study and this Agreement at any time upon thirty (30) days prior written notice thereof to the other parties, except that any party may terminate this Agreement immediately upon written notice to the other parties if necessary to protect the health, welfare, or safety of any Study subject.

     5.3 In the event of termination by Company, the amount of the research grant by Company to support the Study shall be appropriately prorated to allow General to recover reasonable costs and noricancellable commitments incurred, including without limitation, termination salary costs of any of General's employees released as a result of such termination.

     5.4 The obligations of the parties under Sections 2, 3, and 6 shall survive the termination or expiration of the Agreement.

     SECTION 6: INDEMNIFICATION AND INSURANCE

     6.1   INDEMNIFICATION,

           (a) Company shall indemnify, defend, and hold harmless General and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any side effect, adverse reaction, illness, or injury occurring to any person as a result of his or her involvement in the Study.

           (b) Company's indemnification under (a) above shall not apply to any liability, damage, loss, or expense to the extent that it is directly attributable to: (i) the negligent activities, reckless misconduct or intention misconduct of the Indemnitees; or (ii) failure of the Indemnities to adhere to the terms of the protocol for the Study.

           (c) Company agrees, at its own expense, to provide attorneys reasonably acceptable to General to defend against any action brought or filed against any party indemnified

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hereunder with respect to the subject of the indemnity contained herein, whether or not such actions are rightfully brought.

           (d) Company also agrees to reimburse General for the costs of the care and treatment of any illness or injury to a subject resulting from his or her participation in the Study to the I extent that such costs are not covered by the subject's medical or hospital insurance or governmental programs providing such coverage.

     6.2   INSURANCE.

           (a) Company shall, at its sole cost and expense, procure and maintain commercial, general liability or equivalent self insurance in amounts not less than $1,000,000 per incident and $2,000,000 annual aggregate. Such commercial general liability insurance or equivalent self insurance shall provide contractual liability coverage for Company's indemnification under
Section 6.1 of this Agreement.

           (b) Company shall provide General with written evidence of such insurance prior to the commencement of the Study. Company shall provide General with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change, in such insurance; if Company does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, General shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice of any additional waiting periods.

     SECTION 7: MISCELLANEOUS

     7.1 The terms of this Agreement can be modified only by a writing which is signed by General, Principal Investigator, and Company.

     7.2 The provisions of this Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts, regardless of the choice of law rules of any jurisdiction.

     7.3 No party to this Agreement may assign its obligations hereunder without the prior written consent of the other parties.

     7.4 This Agreement constitutes the entire understanding between the parties, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties, with respect to the subject matter of this Agreement.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

LASER PHOTONICS, INC.                   THE GENERAL HOSPITAL CORPORATION



 /s/ Chaim Markheim                     /s/ R. Rox Anderson, M.D.
-------------------                     -------------------------
Chaim Markheim,                         R. Rox Anderson, M.D.
Chief Operating Officer,                Administrative Officer
Chief Financial Officer                 of Technology Affairs